Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-75455, 333-137974, and 333-146472) and in the related Prospectus of The Clorox Company, and

(2)	Registration Statements (Form S-8 Nos. 33-41131, including post effective amendments No. 1 and No. 2, 33-56565, 33-56563, 333-29375, 333-16969, 333-44675, 333-86783, 333-131487, 333-69455, including post effective amendment No. 1, and 333-90386) of The Clorox Company;

of our reports dated August 18, 2008, with respect to the consolidated financial statements and schedule of The Clorox Company, and the effectiveness of internal control over financial reporting of The Clorox Company, included in this Annual Report (Form 10-K) for the year ended June 30, 2008.

/s/ Ernst & Young LLP

San Francisco, California

August 18, 2008